Exhibit 10.1

AVALONBAY COMMUNITIES, INC.

Secretary’s Certificate

     The undersigned, Edward M. Schulman, hereby certifies that he is the Secretary of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), and does further certify as follows:

1.	On May 14, 2003, at a duly called and held meeting of the Board of Directors of the Company, the Board adopted the following resolution providing that Non-Employee Directors of the Company will be entitled to receive certain cash payments as compensation for service as a director:

Resolved:	That beginning with a $7,500 payment on June 30, 2004, each Non-Employee Director of the Company shall receive as compensation for his or her services as a Director of the Company a cash payment of $7,500 on June 30, September 30, December 31 and March 31 of each year (or the next business day if such date is not a business day), provided that such Non-Employee Director is serving as a Director of the Company on such payment date. Notwithstanding the foregoing schedule, upon the occurrence of a Change of Control (as defined in the Company’s 1994 Stock Incentive Plan), the payment of any unpaid quarterly installments that were due prior to the next annual meeting of stockholders shall accelerate and become due and payable on the date of the Change of Control.

2.	On May 14, 2003, at a duly called and held meeting of the Board of Directors of the Company, the Board adopted the following resolution amending the Company’s 1994 Stock Incentive Plan to provide for the cessation of option grants to Non-Employee Directors and the grant of certain shares of Restricted Stock to such Directors:

Resolved:	That the Company’s 1994 Stock Incentive Plan is hereby amended as follows to provide that the Non-Employee Directors of the Company shall no longer receive options and shall receive the number of shares of Restricted Stock described in the amendment:

Section 5(c) is deleted in its entirety.

Paragraph (i) of Section 6(b) is deleted in its entirety.

Paragraph (ii) of Section 6(b) is amended to read in its entirety as follows:

“Each Non-Employee Director who is serving as a Director of the Company on the fifth business day after the 2003 annual meeting of stockholders shall automatically be granted on such day 2,500 shares of Restricted Stock, and, thereafter, each Non-Employee Director who is serving as a Director of the Company on the fifth business day after each annual meeting of stockholders (the “Grant Date”), beginning with the 2004 annual meeting of stockholders, shall automatically be granted on such day a number of shares of Restricted Stock equal to $100,000 based upon the closing price of shares of the Company’s Common Stock on the New York Stock Exchange on the Grant Date of the preceding year (such number to be rounded to the nearest whole number). By way of example it is noted that the 2003 Grant Date was May 21, 2003 and that the closing stock price on such date was $43.14, which means that on the 2004 Grant Date each Non-Employee Director will be granted 2,318 shares of Restricted Stock (i.e., $100,000/$43.14). Except as otherwise provided in the award agreement, such shares of Restricted Stock shall vest twenty percent (20%) on the date of issuance and twenty percent (20%) on each of the first four anniversaries of the date of issuance.”

     IN WITNESS WHEREOF, the undersigned has signed this certificate as of August 5, 2003.

AVALONBAY COMMUNITIES, INC.

/s/ Edward M. Schulman

Name:	Edward M. Schulman
Title:	Secretary